Exhibit 10.2

FORM OF CONSULTANCY AGREEMENT

June , 2009

Shmuel Bachar
CEO
4 Hamelacha Street
North Industrial Area
Lod, Israel

Dear Mr. Bachar,

This Agreement, dated as of May 28, 2009 is entered into by and between Future IT (“The Company”) with offices located at 4 Hamelacha Street Lod, Israel and Stanley Wunderlich. (the “Consultant”) with a home address of XXXXXXXXXXXXX and an office address of 880 Third Avenue 6th floor New York NY 10022

RECITALS

Whereas, the Consultant has experience in the investment banking and financial services business, investor relations, and corporate development activities,

Whereas, the Consultant desires to provide the financial advisory services (the “Services”) set forth in Section 3 hereof to the Company and the Company desires to retain the Consultant to provide the Services to the Company.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreement hereinafter set forth, the parties hereto covenant and agree as follows:

1. Retention. The Company hereby retains the Consultant, and the Consultant agrees to be retained by the Company, to perform the Services as a Consultant to the Company on the terms and conditions set forth herein. The parties agree that the Consultant shall be retained by the Company as an independent contractor on a consulting basis and not as an employee of the Company.

2. Term. The term of this Agreement shall commence on the date hereof and shall end on October 31, 2009, unless terminated earlier pursuant to Section 6 hereof.

3. Duties of Consultant. During the term of this Agreement Consultant shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, within the scope of the services enumerated below. It is understood and acknowledged by the parties that the value of Consultant’s advice is not readily quantifiable, and that Consultant shall be obligated to render advice upon the request of the Company, in good faith, but not be obligated to spend any specific amount of time in so doing.

4. Compensation. In consideration for the services rendered by Consultant to the Company pursuant to this Agreement, the Company shall pay to the Consultant 25,000 restricted shares of Future IT and additional shares as described in the schedule at the end of this paragraph.. This fee will include all regular, ongoing routine out of pocket expenses, including communications (except press releases) mailings, fax broadcasts, etc. Unusual special requests would be approved in advance, and paid for by the company i.e. trip to Israel. The Company agrees to issue restricted shares in accordance with this schedule.

—	A five (5) month consulting agreement for Stanley Wunderlich to consult to Future IT Inc. based on providing a range of strategic financial services, consistent with the services discussed by the parties hereto in connection the negotiation of this Agreement.

—	Agreement to be renewed on a month-to-month basis

—	25,000 restricted shares to be issued upon signing of the Agreement

—	25,000 restricted shares to be issued by the 10th of month 2

—	50,000 restricted shares to be issued by the 10th of month 3

—	75,000 restricted shares to be issued by the 10th of month 4

—	75,000 restricted shares to be issued by the 10th of month 5

250,000 warrants to be issued at the end of the five month period, at an exercise price of $.25 pershare, the warrants will expire after 18 months.

5. Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it has been and will continue to be given access to ideas, trade secrets, methods, customer information, business plans and other confidential and proprietary information of the Company (collectively, “Confidential Information”). Consultant agrees that it shall maintain in confidence, and shall not disclose directly or indirectly, to any third parties or use for any purposes (other than the performance hereof), any Confidential Information for the term of this Agreement and a period of seven years thereafter, unless previously approved by the Company in writing. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 5 are not performed by the Consultant in accordance with their specific terms or are otherwise breached by the Consultant. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this section 5 and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction in addition to any other remedy to which they are entitled at law or in equity.

6. Expiration of the term of the Agreement, or upon fourteen (14) days written notice by either party

7. Compliance with Law. The Consultant agrees that in performing this Agreement that the Consultant shall comply with the applicable provisions of the Securities Act of 1933, as amended and the Securities Exchange of 1934, as amended. The applicable rules and regulations of the National Association of Securities Dealers, Inc. “FINRA” and any other applicable federal, state or foreign laws, rules and regulations.

8. Indemnity. The Consultant shall indemnify the Company, its directors, officers, stockholders, representatives, agents and affiliates (collectively, the “Affiliated Parties”) from and against any and all losses, damages, fines, fees, penalties, deficiencies, expenses, including expenses of investigation, court costs and fees and expenses of attorneys, which the Company of its Affiliated Parties may sustain at any time resulting from, arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Consultant or its Affiliated Parties contained in this Agreement.

9. Notices. Notices, other communications or deliveries required or permitted under this Agreement shall be in writing delivered by hand against receipt, certified mail return receipt, or reputable overnight courier to the addresses set forth below or to such address as a party may designate in accordance with this paragraph and shall be effective upon the earlier of:

i) actual receipt
ii) three (3) calendar days if sent by certified mail; or one (1) day if sent by overnight courier.

A. To the Company at: 4 Hamelacha Street Lod, Israel

Attention: Shmuel Bachar CEO/President

B. To the Consultant at: 880 Third Avenue, 6th floor New York, NY 10022

10. Applicable Law. This agreement shall be governed by the internal laws of the State of New York without regard to its conflict of law provisions.

If the foregoing sets forth your understanding of our agreement, kindly indicated your agreement by signing on the space provided below.

Very truly yours

By:________________________

Name: Stanley Wunderlich

Agreed and Accepted by:

By: _____________________
Name: Shmuel Bachar CEO